EXHIBIT 35.1

ANNUAL MASTER SERVICER’S CERTIFICATE

GE DEALER FLOORPLAN MASTER NOTE TRUST

March 29, 2016

The undersigned, a duly authorized officer of General Electric Company (“GE”), successor by merger to General Electric Capital Corporation, as the master servicer (the “Master Servicer”), pursuant to the Second Amended and Restated Servicing Agreement dated as of July 11, 2014 (as may be further amended and supplemented from time to time, the “Agreement”), between GECC and GE Dealer Floorplan Master Note Trust (“Trust”), does hereby certify that:

1.         GE performed duties as Master Servicer from January 1, 2015 to 1:00 a.m. (New York time) on December 2, 2015.

2.         A review of the activities of Master Servicer during the fiscal year ended December 31, 2015 (the “reporting period”), and of its performance under the Agreement, has been made under my supervision.

3.         To the best of my knowledge, based on such review, Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

/s/ Daniel C. Janki
Name:	Daniel C. Janki
Title:	Vice President